Exhibit (a)(1)(J)

        [FORM OF E-MAIL REMINDER OF EXPIRATION OF OPTION EXCHANGE OFFER]


To:      Name of Option Holder

REMINDER -- OFFER TO EXCHANGE EXPIRATION DATE IS APPROACHING

Our records indicate that you have not returned a Letter of Transmittal accepting Bluefly's recent offer to exchange your (a) eligible options that were vested as of August 31, 2006 for Restricted Stock Awards and (b) eligible options that were not vested as of August 31, 2006 for Deferred Stock Unit Awards. This is to remind you that the offer is scheduled to expire at 11:59 p.m., Eastern Standard Time, on February 23, 2007. We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible options, you must complete, sign and date your Letter of Transmittal and return it to us so that we receive it before the time at which the offer expires.

ALL ELECTIONS MUST BE RETURNED BEFORE 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 23, 2007. UNLESS WE EXTEND THIS DEADLINE, THERE WILL BE NO EXCEPTIONS. IF YOU DO NOT RETURN A LETTER OF TRANSMITTAL, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING UNDER THEIR CURRENT EXERCISE PRICE AND TERMS.

If you have any questions, please call Kara Jenny or send an e-mail at optionexchange@bluefly.com.